EXHIBIT 99.1
TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES RESIGNATION OF MARK SMITH
New York, NY — March 29, 2006 — Town Sports International Holdings, Inc. (“TSI” or the “Company”), a leading owner of health clubs located primarily in major cities from Washington, DC north through New England, operating under the New York Sports Clubs, Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs brands, announced that Mark Smith, its Chairman and a director, had resigned those positions in order to spend more time with his family and pursue other interests. Mr. Smith will continue to serve as a consultant to TSI. In light of Mr. Smith’s departure, Alexander Alimanestianu will assume the additional role of President and will continue in his role as Chief Development Officer.
The Company also announced that Robert Giardina, the Company’s Chief Executive Officer, has been appointed as director to fill the vacancy created by Mr. Smith’s resignation.
Commenting on Mr. Smith’s resignation, Robert Giardina said, “Since joining us in 1985, Mark’s industry experience has been a tremendous asset that has enabled us to achieve our dramatic growth and success. We wish him and his family the greatest of success in the future.”
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States. In addition to New York Sports Clubs, TSI operates under the brand names of Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs, with 142 clubs and more than 400,000 members in the U.S. In addition, the Company operates three facilities in Switzerland. For more information on TSI visit www.mysportsclubs.com.
Town Sports International Holdings, Inc., New York
Investor Contact:
investor.relations@town-sports.com